Exhibit 10.1
EXECUTION COPY
LIMITED WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS LIMITED WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”) is entered into as of November 3, 2006 (the “Second Amendment Effective Date”) among THE PRINCETON REVIEW, INC., a Delaware corporation (“Borrower”), the other Loan Parties signatory hereto, the Lenders a party hereto and Golub Capital Incorporated, a New York corporation, as administrative agent for the Lenders (“Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, Borrower, the other Loan Parties, Lenders and Administrative Agent are parties to that certain Credit Agreement dated as of April 10, 2006, pursuant to which Lenders extended a revolving credit facility to Borrower in the amount of Six Million Dollars ($6,000,000), as amended by that certain First Amendment to Credit Agreement dated as of May 25, 2006, pursuant to which Lenders increased the revolving credit facility to Borrower to the amount of Ten Million Dollars ($10,000,000) (the “Credit Agreement”);
     WHEREAS, Borrower, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement to waive compliance with and modify certain provisions of the Credit Agreement, all on the terms and subject to the conditions set forth herein;
     WHEREAS, Borrower desires that Lenders increase the Revolving Loan Commitment to an amount of Fifteen Million Dollars ($15,000,000) for a period not to exceed sixty (60) days to fund working capital;
     WHEREAS, the parties to the Credit Agreement agree that after sixty (60) days from the Second Amendment Effective Date, the amount by which Revolving Loan exceeds ten million dollars will be repaid, or converted to a term loan as more fully provided herein;
     WHEREAS, the parties to the Credit Agreement desire to amend the terms of the Credit Agreement to, among other things, increase the Revolving Loan Commitment upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
     1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
     2. Waiver. The Borrower has advised the Administrative Agent of circumstances that could (i) constitute violations of the covenants contained in Sections 5.1(a), 5.1(b), 5.1(d), 6.3, 6.5 and 7.10 of the Credit Agreement and (ii) cause the representations and warranties contained in Sections 4.4, 4.5, 4.16 and 4.28 of the Credit Agreement to be untrue or incorrect in a material respect as of the date when made or deemed made, as a result of the following:
     On October 24, 2006, the Borrower determined that a restatement of its annual reports for 2005 and 2004 and quarterly reports for 2006, 2005 and the second and third quarters of 2004 was necessary in light of the Borrower’s review of its accounting for embedded derivatives under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, related to the Borrower’s Series B-1 Convertible Redeemable Preferred Stock. Accordingly, the Borrower’s consolidated financial statements included in the Borrower’s annual reports for 2005 and 2004 and quarterly reports for 2006, 2005 and the second and third quarters of 2004 should no longer be relied upon. The Borrower will file appropriate amendments to prior reports to effect these restatements. (the “Disclosed Event”)
At the Borrower’s request, the Lenders hereby waive the Borrower’s violation of the covenants and breaches of representations and warranties described above and the resulting Events of Default therefrom as a result of the Disclosed Event.
     3. Amendments to Credit Agreement. Upon satisfaction of the conditions set forth in Section 4 hereof, the Credit Agreement is hereby amended as follows:
(i) Schedule 1.1 (Definitions) of the Credit Agreement is hereby amended by:
(a) deleting the definition of “Commitments” in its entirety and replacing it as follows:
“ ‘Commitments’ shall mean (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment as set forth on the signature page to the Second Amendment (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments which aggregate commitment shall be (i) fifteen million dollars ($15,000,000) beginning on the Second Amendment Effective Date and ending on the day immediately preceding the Revolver Reduction Date and (ii) ten million dollars ($10,000,000) beginning on the Revolver Reduction Date and at all times thereafter.”
(b) inserting the following definitions in appropriate alphabetical order:
“ ‘New Commitment’ shall mean the aggregate increase in Commitments on the Second Amendment Effective Date, which shall be five million dollars ($5,000,000).’ ”
“ ‘Revolver Reduction Date’ shall mean the date sixty (60) days after the Second Amendment Effective Date.’ ”
“ ‘Second Amendment’ shall mean that certain Limited Waiver and Second Amendment to Credit Agreement, by and among Borrower, the other Loan Parties thereto, Administrative Agent and Lenders, dated as of November 3, 2006.’ ”
“ ‘Second Amendment Effective Date’ has the meaning given to such term by the Second Amendment.’ ”
(c) deleting the definition of “Revolving Loan Commitment” in its entirety and replacing it as follows:
“ ‘Revolving Loan Commitment’ shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances as set forth in the signature page to the Second Amendment (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, which aggregate commitment shall be (i) fifteen million dollars ($15,000,000) beginning on the Second Amendment Effective Date and ending on the day immediately preceding the Revolver Reduction Date and (ii) ten million dollars ($10,000,000) beginning on the Revolver Reduction Date and at all times thereafter.”
(ii) Section 2.5(a) of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
“Borrower shall pay interest to Administrative Agent, for the ratable benefit of Lenders in accordance with the Loans being made by each Lender, in arrears on each applicable Interest Payment Date, with respect to the Revolving Credit Advances, the Index Rate plus the Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time. The Revolver Index Margin will be 1.95% per annum and the Revolver LIBOR Margin will be 4.00% per annum; provided, that with respect to the aggregate Revolving Credit Advances outstanding in excess of ten million dollars ($10,000,000), the Revolver Index Margin will be 4.00% per annum and the Revolver LIBOR Margin will be 5.00% per annum. For clarification purposes, nothing in this section 2.5(a) shall permit the aggregate Revolving Credit Advances outstanding to exceed ten million dollars ($10,000,000) on or after the Revolver Reduction Date.”
(iii) Section 2.3(a) of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
“Voluntary Prepayments. Borrower may at any time on at least five (5) days’ prior written notice to Administrative Agent voluntarily prepay all or part of the Revolving Loan and permanently reduce (but not terminate) the Revolving Loan Commitment; provided that (i) any such prepayments or reductions shall be in a minimum amount of $250,000 and integral multiples of $100,000 in excess of such amounts, and (ii) the Revolving Loan Commitment shall not be reduced to an amount less than $3,000,000. In addition, Borrower may at any time on at least five (5) days’ prior written notice to Administrative Agent terminate the Revolving Loan Commitment; provided that upon such termination, the entire portion of the principal amount of the Revolving Loan then outstanding and all Obligations related thereto shall be immediately due and payable in full. Notwithstanding the above, with respect to any New Commitment, the Borrower must provide ten (10) days notice prior to any such repayment. Any such voluntary prepayment and any such reduction or termination of the Revolving Loan Commitment must be accompanied by the payment of the fee required by Section 2.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 2.13(b). Upon any such prepayment and reduction or termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances shall simultaneously be permanently reduced or terminated, as the case may be. For the avoidance of doubt, no voluntary repayment of all or part of the Revolving Loan shall be deemed to be a prepayment under this Section 2.3 unless accompanied by a notice of permanent reduction of the Revolving Loan Commitment.”
(iv) Section 2.3(b)(i) of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
“If (A) at any time prior to the Revolver Reduction Date, the outstanding balance of the aggregate Revolving Loan exceeds the Maximum Amount and (B) at any time thereafter, the outstanding balance of the aggregate Revolving Loan exceeds the lesser of (I) the Maximum Amount and (II) the Borrowing Base, Borrower shall, within five (5) days, repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess; provided, that to the extent the Revolving Loan exceeds ten million dollars ($10,000,000) on the Revolver Reduction Date, then on such date the excess shall be repaid in full or converted to a term loan on terms reasonably acceptable to the Agent and the Lenders, as more fully provided in the term sheet attached hereto as Exhibit 2.3(b)(i).”
(v) Section 2.9(a) of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
“(a) Borrower shall have paid to Administrative Agent on the Closing Date a closing fee in an amount equal to 1.00% of the aggregate amount of the Commitments on such date (i.e. $60,000) and shall have paid to Administrative Agent on the First Amendment Effective Date a closing fee in an amount equal to 1.00% of the aggregate increase in the Commitments on such date (i.e. $40,000) and further shall pay to Administrative Agent on the Second Amendment Effective Date a closing fee in an amount equal to 2.00% of the New Commitment (i.e. $100,000).”

(vi) Section 2.9(c) of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
“(c) Borrower shall pay to Administrative Agent on the Second Amendment Effective Date an administrative fee in connection with the administration of the Loans in an amount equal to $6,250.00. For each year beginning on the first anniversary of the Closing Date, the Borrower shall be required to pay Administrative Agent an administration fee in an amount equal to $35,000.00 payable in advance, for so long as any of the Obligations shall remain outstanding.”
(vii) A new Section 2.9(e) is hereby inserted into the Credit Agreement:
“(e) In the event that the New Commitment is not converted to a term loan in accordance with Section 2.3(b)(i) on the Revolver Reduction Date (as a result of prepayment, repayment, failure to request Revolving Advances thereunder, or otherwise), Borrower shall pay to Administrative Agent an exit fee equal to 3.00% of the New Commitment (i.e. $150,000) on the Revolver Reduction Date.”
(vii) A new Section 5.1(g) is hereby inserted into the Credit Agreement:
“(g) Weekly Rolling Cash Flow Forecast. Commencing on the Second Amendment Effective Date, and at all times prior to January 31, 2007, to Administrative Agent and Lenders, no later than Wednesday of each week, a 13-week cash flow monitoring report, in form and substance acceptable to the Administrative Agent.”
     4. Conditions. The effectiveness of this Second Amendment is subject to the following conditions:
a. The execution and delivery of this Second Amendment by Borrower and the other Loan Parties, Lenders and Administrative Agent;
b. Borrower shall have paid the closing Fees in the respective amounts specified in Section 2.9(a) of the Credit Agreement, and shall have reimbursed Administrative Agent and Lenders for all other fees, costs and expenses as of the Second Amendment Effective Date.
     5. Representations and Warranties. Each Loan Party hereby represents and warrants to Administrative Agent and each Lender as follows:
a. Except as provided on Exhibit 5A hereto, the representations and warranties made by such Loan Party contained in the Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except to the extent such representations and warranties are qualified by materiality, contain dollar thresholds or have Material Adverse Effect qualifiers, in which case, such representations and warranties shall be true and correct in all respects);
b. such Loan Party is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;
c. such Loan Party has the power and authority to execute, deliver and perform its obligations under this Second Amendment and the Credit Agreement, as amended hereby;
d. the execution, delivery and performance by such Loan Party of this Second Amendment and the Credit Agreement, as amended hereby, have been duly authorized by all necessary action;
e. this Second Amendment and the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Person in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability; and
f. no Default or Event of Default exists, except those which are being waived pursuant to Section 2 hereof (and the Loan Parties specifically acknowledge that any misrepresentation of the provisions of this Section 5 shall constitute such an Event of Default).
     6. No Modification. Except as amended hereby, the Credit Agreement and the other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.
     7. Counterparts. This Second Amendment may be executed by one or more of the parties to this Second Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.
     8. Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of Borrower and each Loan Party and their successors and assigns and Administrative Agent and Lenders and their successors and assigns.
     9. Further Assurance. Borrower hereby agrees from time to time, as and when requested by Administrative Agent or any Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as Administrative Agent or such Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Second Amendment, the Credit Agreement and the Loan Documents.
     10. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
     11. Severability. Wherever possible, each provision of this Second Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Second Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Second Amendment.
     12. Reaffirmation. Each of the Loan Parties as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Loan Parties hereby consents to this Second Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. Except as set forth in Section 2 of this Second Amendment, the execution of this Second Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

     13. Release. The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Administrative Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Administrative Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest any conduct of the Lenders and Administrative Agent or other Releasees on or prior to the date hereof.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned has executed this Second Amendment as of the date set forth above.

BORROWER:

THE PRINCETON REVIEW, INC., a Delaware corporation

By:	/s/ Andrew J. Bonanni

Name:	Andrew J. Bonanni
Title:	Chief Financial Officer and Treasurer

GUARANTORS:

PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Bonanni

Name: Title:	Andrew J. Bonanni Chief Financial Officer and Treasurer
[Signature Page to Second Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:

GOLUB CAPITAL INCORPORATED

By:	/s/ Greg Cashman

Name:	Greg Cashman
Title:	Chief Investment Officer

LENDERS:

GOLUB CAPITAL CP FUNDING LLC

By:	/s/ Greg Cashman

Name:	Greg Cashman
Title:	Chief Investment Officer

Revolving Loan Commitment:

Prior to the Revolver Reduction Date:		$15,000,000

On and After the Revolver Reduction Date:		$10,000,000
[Signature Page to Second Amendment to Credit Agreement]